Tanger Factory Outlet Centers, Inc.

News Release
     For Release:      IMMEDIATE RELEASE

Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Outlets Closes on $235.0 Million Unsecured Term Loan

GREENSBORO, N.C., June 11, 2008, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced it has closed on a $235.0 million unsecured three year term loan facility.  The syndicated facility was jointly arranged by Banc of America Securities LLC and Wells Fargo Bank, N.A., with Bank of America, N.A. serving as Administrative Agent and Wells Fargo Bank, N.A. serving as Syndication Agent.  The facility bears interest at a spread over LIBOR of 160 basis points, with the spread adjusting over time, based upon the debt ratings of the company.  Tanger currently maintains investment grade ratings with Moody’s Investors Service (Baa3 stable) and Standard and Poor’s Ratings Services (BBB- positive).

Proceeds from the offering will be used to repay the company’s only remaining mortgage loan with a principal balance of approximately $170.7 million.  Upon the repayment of this mortgage, which is expected to occur by the end of June 2008, Tanger’s entire portfolio of wholly-owned properties will be unencumbered.  The remaining proceeds of approximately $62.8 million, net of closing costs, will be applied against amounts outstanding on the company’s unsecured lines of credit and to settle the interest rate lock protection agreements discussed below.

“Our team, along with Bank of America and Wells Fargo Bank, have done a tremendous job coordinating the funding and closing of this unsecured term facility,” stated Stanley K. Tanger, Founder, Chairman of the Board and Chief Executive Officer of Tanger.  “Repaying our only remaining mortgage loan has been a priority ever since we assumed the loan with the acquisition of the Charter Oak portfolio in 2003.”

“The syndication of this unsecured term loan has provided us the opportunity to initiate a number of new banking relationships,” commented Steven B. Tanger, President and Chief Operating Officer.  “In the current economic environment, Tanger has demonstrated it has access to attractively priced unsecured capital.”

In conjunction with the closing of the facility, Tanger settled $200 million of interest rate lock protection agreements which fixed the US Treasury index at an average rate of 4.62% for 10 years from such date in July 2008.  The company had originally entered into these agreements in 2005 in anticipation of a public debt offering during 2008, based on the 10 year US Treasury rate.  Upon the closing of the LIBOR based unsecured term loan facility, Tanger determined the likelihood of such a US Treasury based debt offering to be not probable.  The settlement of the interest rate lock protection agreements, at a total cost of $8.9 million, will be reflected as a charge to earnings in the company’s second quarter 2008 operating results and funds from operations.

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 29 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 667,000 square feet in which it owns a 50% interest.

Certain matters discussed in this press release regarding our debt retirement and refinancing strategy may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931